[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.
Exhibit 11.1

                             READ-RITE CORPORATION
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                               Three Months Ended   Nine Months Ended
                                                     June 30,            June 30,
                                              ------------------- -------------------
                                                1997      1996      1997      1996
                                              --------- --------- --------- ---------
Net income (loss)                              $31,173  ($22,910)  $60,515   $20,948
                                              ========= ========= ========= =========

Weighted average common shares
   outstanding                                  47,636    46,617    47,272    46,757
Common equivalent shares issuable
   under dilutive stock options after
   applying treasury stock method,
   net of tax benefits                           1,327       --      1,354     1,083
                                              --------- --------- --------- ---------
Common and common equivalent
   shares used in computing net
   income per share                             48,963    46,617    48,626    47,840
                                              ========= ========= ========= =========

Net income (loss) per share                      $0.64    ($0.49)    $1.24     $0.44
                                              ========= ========= ========= =========


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